Exhibit 10.2

AMENDMENT AGREEMENT

FOR

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT FOR AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment Agreement”) is entered into and effective as of January 28, 2004, by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and Charles D. Walters (the “Executive”).

Statement of Purpose

Effective June 1, 2003, the parties hereto entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) which amended and restated an employment agreement between them dated as of April 1, 1994, as amended, and provided for a “CEO Transition Plan” under which the Executive continued to be employed as Chairman of the Board of the Company but ceased being its Chief Executive Officer upon conclusion of the Company’s annual meeting of shareholders in August 2003. The Employment Agreement provides for a Period of Employment commencing June 1, 2003 and continuing through March 31, 2004, subject to extension or termination as provided therein.

The parties wish to provide for an extension of the Period of Employment for an additional one-year period commencing April 1, 2004, subject to further extension or termination as provided in the Employment Agreement, under the same terms and conditions as currently in effect, except for a change in the severance provisions of the Employment Agreement so as to provide that the period during which any severance payments, benefits and perquisites are required be provided to the Executive under Section 8.1 or Section 11.2 thereof shall be the period, if any, from the date of termination of his employment through March 31, 2006, rather than the twenty-four (24) calendar months following the date of termination of his employment.

NOW, THEREFORE, in accordance with Section XV of the Employment Agreement, the parties hereby agree as follows:

1. The Period of Employment, as defined in the Employment Agreement, shall be extended for a one-year period commencing April 1, 2004, subject to further extension or termination as provided in the Employment Agreement, with the Executive’s employment to continue upon all of the terms and conditions now provided in the Employment Agreement, as amended by this Amendment Agreement.

2. Section 8.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

8.1 If the Executive’s employment terminates prior to March 31, 2006 due to a Without Cause Termination, as hereafter defined in this Agreement, the Company will pay the Executive, or in the event of his death, his beneficiary or beneficiaries, severance pay at the annual rate of 100% of his Base Salary as in effect at the time of termination for the period beginning on the date of such termination of employment and ending March 31, 2006 (the “Severance Period”). In addition, the Company will pay any earned but unpaid Base Salary through the date of termination and the Bonus Payment, if any, due and previously unpaid. All other benefits and perquisites provided for in Section IV.4.3 of this Agreement will be continued during the Bonus Period.

If the Executive is entitled to receive cash compensation subject to federal income taxation, or to deferred compensation which would be taxable if not deferred, for other employment or a consulting position with another company during the above-described Severance Period, the payments described in this Agreement will be reduced respectively to the extent that benefits of the kind required by this Agreement are paid as a result of the other employment. In addition, the benefits resulting from the other employment shall be deemed primary coverage for the purposes of coordination of benefits.

3. Section 11.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

11.2 In the event there is a Change of Control of the Company, and the Executive’s employment is terminated within one year of such Change of Control, and prior to March 31, 2006, due to a Without Cause Termination, the Company will pay the Executive severance pay at the annual rate equal to the highest Base Salary of the Executive in effect at any time during the period beginning on the date immediately preceding the occurrence of the Change of Control and ending on the date the Executive’s employment is terminated. Such severance payments shall commence immediately after termination and shall be payable over the period from the date of such termination through March 31, 2006 (the “Change of Control Severance Period”). In addition, the Company will pay the Bonus Payment, if any, due and previously unpaid. All other benefits and perquisites described in this Agreement will be continued in accordance with the Agreement during the Change of Control Severance Period. It is understood that, in the event that Executive is entitled to severance payments under this Section 11.2, then such severance payments shall be in lieu of any severance payments to which the Executive would be entitled under Section 8.1. In the event there is a Change of Control of the Company and the Executive’s employment is terminated after the first anniversary of such Change of Control, the Executive’s right to post-termination compensation and benefits shall be determined in accordance with Section VIII hereof.

4. Except as expressly amended hereby, but as so amended, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date hereof by its duly authorized signatory and Executive has hereunto set his hand and seal.

“Company”
WORLD ACCEPTANCE CORPORATION

By:
Name:
Title:

“Executive”

(SEAL)
Charles D. Walters

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